Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of December 29, 2005 by and between USN Corporation, a Colorado Corporation (“USN” or the “Company”) and Brad Berdow (the “Executive”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties agree as follows

The parties are entering into this Agreement in order to set forth the terms and conditions under which the Executive shall continue to be employed by the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants contained herein, agree as follows:

1. Employment. USN hereby agrees to employ the Executive and the Executive hereby accepts employment on the terms and conditions set forth herein. The Executive’s employment with the USN shall commence on the date hereof.

2. Employment at Will. The Executive and USN understand and agree that the Executive is an employee at will, and that the Executive may resign, or USN may terminate the Executive’s employment, at any time and for any or for no reason and consistent with Section 6 of this Agreement. Nothing in this Agreement or any Related Agreements (as hereinafter defined) shall be construed to alter the at-will nature of the Executive’s employment, nor shall anything in this Agreement or any Related Agreements be construed as providing the Executive with a definite term of employment.

3. Position. During the Executive’s employment with USN, the Executive shall serve as Vice President—Business Development and General Counsel of the Company. The Executive shall perform those duties generally required of persons in the position, as well as such other duties, not inconsistent with this Agreement, as the CEO and Board of Directors (the “Board”) may lawfully from time to time direct. The Executive shall report and be responsible to the CEO of the Company and to the USNR’s Board of Directors and Chairman.

4. Base Salary, Compensation and Benefits.

4.1 Compensation. During the Executive’s employment, USN agrees to pay, and the Executive agrees to accept as compensation for all services to be rendered by the Executive hereunder, a salary at a monthly rate of fourteen thousand five hundred eighty three dollars and thirty three cents ($14,583.33) (before deductions for advances and deductions made at Executive’s request, if any, and for deductions required by federal, state and local law) (“Base Salary”), payable at the same time that the Company pays its employees generally. The Base Salary is subject to increases (annual or otherwise) in the sole discretion of the Board.

4.2 Stock Grant. The Executive shall be entitled to an initial stock unit grant and stock options as referenced on Exhibit A attached hereto.

4.3 Incentives, Savings and Retirement Plans. The Executive shall also be entitled to participate at similar levels in all incentive, savings, and retirement plans, policies and programs made available by the Company to executive-level employees generally (“Plans”). Company agrees to cover the costs of Executive’s current Blue Cross PPO health insurance policy or another similarly situated policy of Executive’s choice. Company also agrees to cover any reasonable professional fees and subscriptions relating to Executive’s position with Company, including but not limited to annual bar fees and continuing legal education credits.

4.4 Reimbursement. The Company shall reimburse the Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by the Executive which relate to the business or affairs of the Company or the performance of the Executive’s duties hereunder, including, without limitation, direct expenses with respect to meals, travel and similar items, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

4.5 Vacation. In addition to statutory holidays, the Executive shall be entitled to four (4) weeks paid vacation each calendar year during the Executive’s employment, accruing ratably each month. Unused vacation shall accrue to a maximum of two times the annual accrual (for example a maximum accrual of eight (8) weeks if Executive earns (4) weeks vacation per year.)

4.6 Withholding. The Company may withhold from the Executive’s Compensation all applicable amounts required by law.

5. Payments Upon Termination of Employment. In the event the Executive’s employment with the Company terminates for any reason (including Disability (as hereinafter defined)), the Company shall pay to the Executive any Compensation including accrued vacation pay, expense reimbursements, compensation and benefits under any Plan, and any and all benefits and other similar amounts, accrued but unpaid as of the date of termination. In the event of the Executive’s death, the Company shall pay any Compensation including accrued vacation pay, expense reimbursements, compensation and benefits under any Plan, and any and all benefits and other similar amounts, accrued but unpaid as of the date of death to Executive’s estate. In addition, upon termination of the Executive’s employment by the Company without Cause, and contingent upon the Executive’s execution and delivery of a general release reasonably satisfactory to the Company releasing the Company, its officers, managers, agents, members, and affiliates from any liability for any matter other than for payments under this Section 5 and contractual obligations under other written agreements, the Company shall pay to the Executive an amount equal to a six (6) months portion of the Compensation as described in Section 4.1 above (“Severance”), to be paid pursuant to Company’s payroll cycle for the six (6) months following termination of employment; provided, however, that if Executive’s termination of employment occurs between December 15 and December 31 of any calendar year, the Severance will be fully paid no later than March 15 of the next following calendar year. The parties further acknowledge that there are not any express or implied agreements that affect or impair the ability of Executive or Company to terminate the employment relationship at will. Upon termination of the Executive’s employment any rights to fixed and contingent compensation including but not limited to bonuses, royalties, commissions or any other payment obligations by Employer shall cease.

5.1 Return of Records and Property. Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company.

6. Confidentiality. In the course of developing its business and goodwill, Company has developed and continues to develop unique techniques, processes, and compilations of information that it uses in the design, styling, pricing, selling and marketing of its products and services. This non-public information is a valuable asset, allows Company to maintain a competitive advantage, and is deemed propriety, confidential, and is a trade secret of Company. Therefore, Company desires to maintain and preserve the confidentiality of its trade secrets regarding its business from any unauthorized disclosures. To enable Executive to perform the services contemplated hereunder, Company may disclose or authorize the disclosure of Confidential Information to Executive. Executive acknowledges and expressly agrees that Company’s Confidential Information is a valuable asset. Confidential Information is defined as any information which meets the definition of “trade secret” under Cal. Civil Code §3426.1. Executive agrees that all Confidential Information, or any copy, extract or summary, whether originated or prepared by or by or for Company, is and shall remain the exclusive property of Company. Executive agrees to not disclose to others, either directly or indirectly, or take or use for Executive’s own purposes or the purposes of others, the Confidential Information of Company. Executive shall not disclose the name of any executive, customer, sales representative or independent contractor of Company to any third party, unless the disclosure occurs during Executive’s employment with Company, and is reasonably required to further the interests of Company. These restrictions shall also apply to: (i) trade secrets or confidential information conceived by or belonging to third parties which are in Company’s possession; and (ii) trade secrets or Confidential Information conceived, originated, discovered or developed by Executive within the scope of Executive’s employment.

6.1 Ownership of Intellectual Property. During the Term of Executive’s employment, Executive may develop or participate in the development of trademarks, copyrights, customer and vendor lists and other proprietary information, including processes and methods relating to the business of Company. If it is determined that any of the information identified above is, in whole or in part, not entitled to protection as a trade secret, it shall be Confidential Information that is protected by this Agreement. Executive acknowledges and expressly agrees that Company’s property shall include any invention, improvement, development, copyrightable matter, design, idea or suggestion conceived, made, devised or developed by Executive, solely or jointly with others: (i) during regular working hours or with the use of Company’s equipment, resources, supplies, facilities, Confidential Information or trade secrets; (ii) during the term of Executive’s employment whether during regular working hours or not, which relates to business of Company; or (iii) during the term of Executive’s employment, and after, which embodies, uses or is the result of any Confidential Information of Company that Executive has knowledge of shall become the sole property of Company. As to each invention, improvement, development, copyrightable matter, design, idea, suggestions or other matter described above, Executive assigns to Company all rights, including all copyright, trademark and patent right and all other claims of ownership which Executive has or may have in the future. Executive agrees that, upon request by Company, Executive shall promptly execute all instruments and documents requested by Company, including but not limited to applications for Letters Patent and assignment of the rights thereto. Upon the termination of Executive’s employment, or whenever required by Company, Executive shall immediately deliver to Company all property and materials in Executive’s possession or under Executive’s control belonging to Company, or developed by Executive while employed by Company, including but not limited to, all physical embodiments of Confidential Information. This Provision does not apply to any invention that qualifies under the provisions of Section 2870 of the California Labor Code.

6.2 Non-Solicitation. During the term of Executive’s employment with the Company and for a period of 6 consecutive months from the date of the termination of such employment, if such termination is with Cause (as defined below in Section 7.1), Executive shall not, directly or indirectly, hire, engage or solicit any person who is then an employee or consultant of the Company or who was an employee or consultant of the Company at the time of Executive’s employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, Executive, member of any association, consultant or otherwise.

6.3 Non-Disparagement and No Publicity. Executive acknowledges that during the course of his relationship with Employer he has acquired certain non-public information regarding Employer and its subsidiaries and affiliates, including without limitation information regarding the financial condition, the prospects, the business plan, the shareholders, the contracts and agreements, and the assets and liabilities of Employer (the “Information”). Executive agrees to maintain the confidentiality of all such Information, unless Executive is required by applicable law to disclose any such Information. The parties agree that they will not make negative or disparaging comments about one another and will make no attempts to cast any of the parties or their employees, officers or agents in a negative light either directly or through a third party.

6.4 Blue Pencil Doctrine. If the duration of, the scope of or any business activity covered by any provision of this Section 6 is in excess of what is valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is valid and enforceable. Executive hereby acknowledges that this Section shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

6.5 Acknowledgment. Executive hereby acknowledges that the provisions of this Sections 6 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of these provisions by Executive shall cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event that Executive violates any of these provisions, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Executive from violating or continuing to violate such provision.

6.6 Termination Without Cause. In the event that Executive’s employment with the Company is terminated by the Company Without Cause as defined in Section 7.1, Executive’s obligations as set forth under Sections 6.2 and 6.3 shall remain in effect only so long as the period for which Executive is entitled to receive from the Company, and the Company pays, Severance in accordance with Section 5; provided that in the event the Severance obligations under Section 5 are accelerated and paid by March 15 of a particular year, for the purposes of this Section 6.6 the period for which Severance is paid shall be deemed to be six months.

7. Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:

7.1 “Cause” shall mean the (i) willful and repeated failure to comply with the lawful written directions of the Company’s CEO and Board of Directors which goes unremedied for a period of thirty (30) days following written notice to Executive by the Company, provided that such written notice identifies, with reasonable specificity, the direction that Company expects executive to follow and similarly specifies, with reasonable specificity, how it expects Executive to remedy any alleged failure to comply with such direction; (ii) gross negligence or willful misconduct in the performance of duties to USN where USN has provided Executive with written notice of the matter(s) for which Cause is alleged to exist, and if the matter(s) is reasonably capable of being cured, goes unremedied for a period of thirty (30) days following written notice to Executive by the Company, provided that such written notice identifies, with reasonable specificity, the gross negligence or willful misconduct and further identifies, with reasonable specificity, how Company expects Executive to remedy such gross negligence or willful misconduct; (iii) commission of any act of fraud with respect to the Company and/or its subsidiaries; (iv) conviction or a plea of nolo contendre of a felony involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries in each case as determined in good faith by the Company’s Board of Director’s.

7.2 “Disability” If, during the term of this Agreement, the Executive should be prevented from performing essential duties by reason of illness, the Company, consistent with the Americans with Disabilities Act and upon written notice following a continuous period of one hundred twenty (120) days, may terminate Executive’s employment under this Agreement. If the Company has disability benefits in place during such disability, unless similar benefits are provided by Executive’s insurance policy, Executive shall receive the benefits provided by and through this provision upon confirmation of the disability by Executive’s physician and subject to the second opinion verifying the disability of a physician of the Company’s choice if the Company so requests. Any termination for reason of disability is without Cause.

7.3 “Good Reason” shall mean, in the context of a resignation by the Executive, a resignation that occurs within thirty (30) days following (i) any material adverse change in the Executive’s compensation, or (ii) a change by more than thirty (30) miles in the location where Executive is to perform his duties.

8. Waivers and Amendments. The respective rights and obligations of the Company and the Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and the Executive.

9. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns.

10. Entire Agreement. This Agreement and the Related Agreements constitute the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersede in their entirety all other or prior agreements, whether oral or written, with respect thereto. This Agreement may be amended at any time, but only by a written instrument signed by both parties.

11. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

USN Corporation

2121 Avenue of the Stars, Suite 2910

Los Angeles, CA 90067

Attention: Board of Directors

Fax: (310) 203-9863

If to the Executive, to the address set forth on the signature page of this Agreement or at the current address listed in the Company’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Pacific Time and, if sent after 5:00 p.m. Pacific Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

12. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the choice of law rules thereof, with the same force and effect as if fully executed and to be fully performed therein.

13. Arbitration. Except for ancillary measures in aid of arbitration and for proceedings to obtain provisional remedies and interim relief, including, without limitation, injunctive relief, any controversy, dispute or claim arising out of or in connection with or relating to this Agreement or any related Agreements, or the breach, termination or validity thereof or any transaction contemplated hereby or thereby (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally settled by arbitration conducted expeditiously in accordance with the Commercial Arbitration Rules then in force (the “AAA Rules”) of the American Arbitration Association (the “AAA”). Any such Dispute must be made within one year of the act that gave rise to the complaint. There shall be a panel of three arbitrators who shall be appointed pursuant to AAA procedures, in each case, within fifteen (15) business days of the demand for arbitration by the respondent(s) in any such proceeding. Each of the arbitrators shall be an attorney with no less than fifteen (15) years’ experience in the practice of business law (preferably with experience in securities law). Any arbitration pursuant to this Section shall take place in Los Angeles County, California. A final award shall be rendered as soon as reasonably possible and, in any event, within ninety (90) days of the filing with AAA any demand for arbitration; provided, however, that if the arbitrators determine by majority vote that fairness so requires, such ninety (90) day period may be extended by no more than sixty (60) additional days. The parties agree that the arbitrators shall have the right and power to shorten the length of any notice periods or other time periods provided in the AAA Rules and to implement “Expedited Procedures” under the AAA Rules in order to ensure that the arbitration process is completed within the time frames provided herein. The arbitration decision or award shall be in writing. Judgment on the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof; provided however, that the law applicable to any controversy shall be the law of California, regardless of its or any jurisdiction’s choice of law principals. Notwithstanding the provisions of Section 6, any arbitration held pursuant to the provisions of this Section shall be governed by the Federal Arbitration Act. All arbitrations commenced pursuant to this Agreement or any other Related Agreements shall be consolidated and heard by the initially constituted panel of arbitrators. The Company shall be responsible for paying for all costs associated with any arbitration proceeding.

14. Indemnification. Company agrees to indemnify and hold Executive harmless, to the fullest extent allowable under applicable law, from and against any actual or threatened claims, damages, charges, judgments, action in law or equity, settlement or compromise, liabilities and expenses actually and reasonably incurred by or imposed, including reasonable attorneys’ fees, arising out of Executive’s employment or previous employment with Company and its subsidiaries and affiliated and related parties, including any alleged wrongdoing alleged to be the result of or arising out of any act or omission of Executive; provided, however, that, Executive shall not be entitled to indemnification with respect to any matter where a final, non-appealable judgment has been entered finding that Executive’s liability results from his willful misconduct in the discharge of his duties under in the course of his employment with Company. Company also agrees to cover legal costs for Executive related to his defense in such matters and shall advance to Executive any monies for such legal costs upon presentation of supporting documentation.

15. Directors & Officers Liability Insurance. The Company agrees that during the term of this Agreement it shall maintain directors and officers liability insurance covering Executive, in an amount and under such terms and conditions as are typical for a company such as the Company.

16. Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile

(a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)It is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. This Agreement shall be construed as a mutually prepared Agreement.

(e) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(f) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above specified.

COMPANY:		EXECUTIVE:

USN CORPORATION

By:	/s/ Mark J. Miller	/s/ Brad Berdow
	Name: Mark J. Miller	Brad Berdow
Title: CEO
Address:

SCHEDULE A

STOCK GRANTS AND OPTIONS

1. Initial Stock Unit Grant. Upon and subject to the approval of the Board, the Company will grant the Executive an award of 150,000 restricted stock units pursuant to the terms of the USN Corporation 2005 Stock Incentive Plan. The restricted stock units shall be fully vested as of the date of grant. The award will provide that on January 2, 2007, the Executive will be entitled to receive from USN one share of USN common stock for each vested restricted stock unit then held by the Executive.

2. Registration Rights. The Company will use its commercially reasonable efforts to effect the registration, for resale by Executive from time to time, of any shares or options shares contemplated hereby, pursuant to the Securities Act of 1933.

3. Additional Stock Options. Subsequent to the initial stock grant described above, Executive may also be granted Stock Options for shares of common stock in USN Corporation. The Stock Options shall be set at an exercise price equal to the trading price of the common stock at market close as of the date of such the grant and will vest ratably 1/36th per month over a 36 month vesting period; provided, that, as of each relevant vesting date, the Executive is then employed by the Company or any Subsidiary.

4. Termination Rights. If the Executive’s employment with the Company is terminated for any reason by Executive or by Company other than for Cause, Executive shall have one (1) year from the date of termination to exercise any vested stock options and Executive shall forfeit any unvested options as of the date of Executive’s termination of employment. If the Executive’s employment is terminated with Cause, Executive shall have thirty (30) days from the date of termination to exercise any vested stock options and Executive shall forfeit any unvested options as of the date of Executive’s termination with Cause.

5. Accelerated Vesting. Executive shall be fully vested in any unvested Stock Options in the event of Change in Control. “Change in Control” is deemed to occur at the time of any of the following events to with respect to a consummated transaction: (i) any entity, person or group (other than the Company, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) that theretofore beneficially owned less than forty (40) percent of the Common Stock acquires outstanding Shares in a single purchase or series of purchases that results in the entity, person or group directly or indirectly beneficially owning forty (40) percent or more of the outstanding Common Stock, (ii) the purchase of Company’s shares pursuant to a tender offer or exchange offer (other than an offer by the Company) for all, or any part of, the Common Stock, (iii) a merger in which the Company will not survive as an independent, publicly owned corporation, (iv) a consolidation, or a sale, exchange or other disposition of all or substantially all of the Company’s assets, (v) a substantial change in the composition of the Board during any period of two consecutive years such that the individuals who at the beginning of the period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the shareowners of the Company, of each new Director was approved by a vote of at least two thirds of the Directors then still in office who were Directors at the beginning of the period, or (vi) any transaction or other event that the Committee, in its discretion determines to be a Change in Control for purposes of the Plan.